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                                                                Exhibit 10.10


                               LEASING AGENCY AGREEMENT
                                       between
                            FOUR TOWER BRIDGE ASSOCIATES,
                                       as Owner
                                         and
                           OLIVER TYRONE PULVER CORPORATION,
                                       as Agent
                                         for
                                  Four Tower Bridge
                              Conshohocken, Pennsylvania

                             Dated:  As of November 3, 1997


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                                  TABLE OF CONTENTS
                                  -----------------
                                                                     Page
                                                                     ----
1.   Appointment of Agent..............................................1

2.   Term..............................................................1

3.   Duties of Agent...................................................1

4.   Compensation......................................................2

     a.   Initial Term of a Lease......................................2
     b.   Time of Payment..............................................3
     c.   Renewals.....................................................3
     d.   Rights on Expiration or Termination..........................3

5.   Intentionally omitted.............................................3

6.   Sale of Building; Assignability...................................3

7.   Notice............................................................4

8.   Assignment........................................................5

9.   Default; Indemnities..............................................5

10.  Subordination.....................................................5

11.  Confirmation of Payment...........................................6

12.  Termination of Prior Agreements...................................6

13.  Whole Agreement; Existing Lease Transactions......................6

14.  Successors and Assigns............................................6

15.  Consent of Owner..................................................6

16.  Governing Law.....................................................7

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                               LEASING AGENCY AGREEMENT
                               ------------------------


     LEASING AGENCY AGREEMENT (the "Agreement") dated as of November 3, 1997 by and between FOUR TOWER BRIDGE ASSOCIATES, a Pennsylvania limited partnership, as Owner ("Owner"), and OLIVER TYRONE PULVER CORPORATION, a Pennsylvania corporation, as Agent ("Agent").


                                      BACKGROUND
                                      ----------

     Owner is the owner of a building consisting of approximately 85,000 rentable square feet known as Four Tower Bridge, Conshohocken, Pennsylvania (the "Building"). Owner wishes to retain Agent to act as the leasing agent for the Building as provided for in this Agreement, and Agent is willing to do so, upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, Owner and Agent, intending to be legally bound, hereby agree as follows:

          1. Appointment of Agent. Owner hereby appoints, retains and hires Agent, and Agent hereby accepts appointment and agrees to act, as the exclusive agent to list and offer for rent, for Owner's account, such space in the Building which, as determined by Owner, is available from time to time for leasing during the Term of this Agreement.

          2.   Term.

               a. Subject to the terms and conditions contained herein, the term (the "Term") of this Agreement, and the agency hereby created, shall be for so long as Four Oliver Tower Associates (or any other entity owned or controlled by Donald W. Pulver) is the Managing General Partner of Owner.

               b. This Agreement shall govern all obligations of Agent and Owner with respect to all leases for space in the Building executed during the Term, notwithstanding the fact that negotiations with respect thereto may have been commenced prior to the date hereof. Without the prior written consent of Owner, Agent shall not enter into any exclusive agreements with any other leasing agents.

               c. On the expiration or termination of this Agreement, Owner shall prepay, on and as of the date of such expiration or termination, all earned and unpaid commissions to Agent in accordance with the provisions of
Section 4(d) hereof.

          3.   Duties of Agent.

               a. Agent shall use its best efforts to fully lease the Building and to keep the Building fully leased, upon such terms as shall be acceptable to Owner during the Term of this Agreement.

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               b.   Agent shall list from time to time through its own
organization, and, if requested to do so by Owner, through other real estate brokers, such space in the Building as Owner may determine is vacant or available for leasing.

               c. Agent shall negotiate with prospective tenants for new leases in the Building, and shall negotiate with tenants for the extension, renewal, modification, amendment or termination (collectively, "amendment"), of existing leases, pursuant to such rental and other guidelines relating to the foregoing as shall have been approved by Owner, or are as otherwise approved by Owner. All leases and amendments shall be submitted to Owner for approval and execution. At the option of Owner, Owner may by specific or standing letter of authorization, authorize Agent to execute leases and amendments in Owner's name as Owner's agent. Agent will prepare for Owner a lease abstract for each proposed tenant and shall update, as necessary, lease abstracts for executed leases. Agent shall procure credit references for prospective tenants and investigate such references.

               d. Agent shall prepare all leases on the standard form of Lease Agreement provided by Owner to Agent for use in connection with the leasing of the Building. In addition, Agent shall from time to time submit proposed rental guidelines to Owner for approval.

               e. Agent shall develop, after consultation with Owner, a tenant retention program consistent with those provided by entities leasing and managing first-class office buildings in suburban Philadelphia.

               f. Owner shall have the right to take any space in the Building off the rental market in anticipation of the sale of the Building.

               g. If requested by Owner, Agent will prepare and submit to Owner for approval a promotional and advertising program for the Building. The promotional and advertising program budget shall be submitted by Agent to Owner and shall set forth all direct and indirect costs to Owner resulting from such promotion or advertising. No promotion or advertising shall occur without being approved by Owner. All promotional and advertising material shall be prepared in accordance with applicable law. All promotional and advertising expense shall be paid directly by Owner.

               h. For any calendar quarter in which there is marketing activity regarding the Building, Agent shall prepare and deliver to Owner a summary in reasonable detail of the marketing activity conducted by Agent during the preceding calendar quarter. Such summary shall include a detailed list of all current prospective tenants of space in the Building.

          4. Compensation. Owner shall pay, and Agent shall accept, as compensation for all of Agent's services performed for the benefit of Owner pursuant to this Agreement, commissions to be determined and paid as follows:

               a. Initial Term of a Lease. Upon proper execution and delivery during the Term of the Agreement, or during the three (3) month period referred to in Section 4(d) below, of any lease with regard to the

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Building, including a lease or the expansion of the space occupied by a tenant (but excluding, however, (x) leases representing relocation space for a tenant then occupying space within the Building, except to the extent of any increase in rental thereunder and (y) renewal leases, which are covered by Section 4(c), below), Agent shall have earned a commission equal to the following:

               I. If Agent obtains a tenant without the cooperation of another leasing agent, four dollars ($4.00) times the number of rentable square feet in the premises leased; or

               II. If Agent obtains a tenant with the cooperation of another leasing agent, Agent shall be paid One Dollar and Fifty Cents ($1.50) times the number of rentable square feet in the premises leased. The other leasing agent shall receive such compensation as is generally prevailing in the market.

               b. Time of Payment. The commission earned for each lease as above provided shall be paid by Owner to Agent in installments in accordance with the following schedule:

               At signing and delivery of lease             50%

               Upon the date the tenant commences
               payment of rent under the lease
               ("Lease Commencement Date")                  50%

               c. Renewals. If, during the Term of this Agreement, an existing tenant gives notice of its intention to renew or to extend the term of its existing lease, Agent shall earn a commission equal One Dollar and Fifty Cents ($1.50) times the number of rentable square feet in the Premises leased, payable upon commencement of the extension term.

               d.   Rights on Expiration or Termination.  During the three
(3) month period following the termination or expiration of this Agreement, Agent shall, if directed by Owner, continue any or all lease negotiations which were being conducted by Agent at the time of such termination or expiration. Such continued negotiations shall be conducted by Agent pursuant to the provisions of this Agreement. Agent shall submit to Owner, within thirty (30) days following such expiration or termination, a written list of each and every active pending negotiation and prospective tenant, together with full and complete details in respect thereof. In the event that any such pending negotiation is consummated by execution and delivery by Owner of a lease within such three (3) month period, then Owner shall pay to Agent a commission therefor in accordance with the provisions of this Agreement, provided that the tenant executing such lease shall have appeared on the aforesaid list of prospective tenants. Such commission shall be paid in a lump sum upon commencement of payment of rent under such lease.

          5.   Intentionally omitted.

          6. Sale of Building; Assignability. In the event of (I) a sale of the Building; or (II) the exercise of any remedies by the first mortgagee

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of the Property pursuant to which such mortgagee takes title to or possession of the Property, then, in any such event, Owner shall have the right and option, to be exercised by giving written notice thereof to Agent, to either
(a) terminate this Agreement and Agent's rights and authority hereunder, in which event the entire unpaid balance (if any) of commissions then earned by Agent under this Agreement shall become and be due and payable by Owner to Agent on the date of settlement for the conveyance or transfer and upon making such lump sum payment, Owner shall have no further liabilities or obligations hereunder, or (b) assign this Agreement to the transferee of the Building; provided, however, Owner shall pay the entire unpaid balance of commissions then earned by Agent under this Agreement on the date of assignment as if the Owner had elected to prepay such commissions pursuant to
Section 4(b) hereof, but this Agreement shall not terminate. The provisions of this Section 6 shall apply to all subsequent conveyances or transfers of the Building or of owner's interest therein, and the term "Owner" shall refer to the owner for the time being of any interest in the Building.

          7. Notice. All notices, demands, requests, calls and other communications required by or permitted under this Agreement shall be in writing (whether or not a writing is expressly required hereby), and shall be directed as follows:

               OWNER:    Four Tower Bridge Associates
                         c/o Oliver Tyrone
                         Pulver Corporation
                         One Tower Bridge
                         100 West Front Street
                         West Conshohocken, PA 19428

               With a copy to:

                         Brandywine TB I, L.P.
                          c/o Brandywine Realty Trust
                         Newtown Corporate Campus
                         16 Campus Boulevard, Suite 150
                         Newtown Square, PA 19073

               AGENT:    Oliver Tyrone Pulver Corporation
                         One Tower Bridge, Suite 900
                         West Conshohocken, PA 19428

               Any notice, demand, request, call or other communication required or permitted to be given or made under this Agreement will be deemed given or made (i) when delivered by hand delivery at its address set forth above, or (ii) three business days following its deposit in the U.S. Mail, addressed to such address, postage prepaid, registered or certified, return receipt requested (with a copy by regular U.S. mail, first class, postage prepaid), or (iii) on the next business day following its deposit with Federal Express or another nationally recognized express delivery service, addressed to such address (with a copy by regular U.S. mail, first class, postage prepaid).

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          8.   Assignment.  Agent shall not assign any of Agent's rights or obligations hereunder without the prior written consent of Owner, and any such assignment shall be void.

          9.   Default; Indemnities.

               a. If either party shall default in its obligations under this Agreement, and such default is not cured within thirty (30) days after the date of notice of such default, the other party shall have all rights and remedies at law or in equity (provided however if such default is not reasonably capable of being cured with thirty (30) days, Agent or Owner, as the case may be, shall have such additional period within which to cure such default as is reasonably necessary (not in excess of an additional ninety
(90) days so long as Agent or Owner, as the case may be, commences such cure within thirty (30) days written notice of default and diligently prosecutes such cure until completion). Notwithstanding the foregoing, if the Managing General Partner of Owner is removed as Managing General Partner of Owner, such removal shall automatically be a default of Agent without any further right of Agent to cure; provided, however, that if such Managing General Partner is ever reinstated as the Managing General Partner of Owner, Agent shall be reinstated as Agent under this Agreement. If the defaulting party is Agent, Owner shall have the further right to terminate this Agreement on the terms set forth in Section 6(a) hereof.

               b. Owner agrees to indemnify and hold Agent harmless from and against any and all damages, claims, actions, obligations, and liabilities, and to reimburse Agent for such reasonable costs, expenses and fees incurred in defending or responding to any such claim, action, obligation, damage or liability arising out of the proper performance of its duties hereunder or in carrying out the directions of Owner, and from liability from injury on the Properties suffered by any employee or other person whatsoever, provided, however, Owner shall not indemnify Agent from or against Agent's negligence or willful misconduct.

               c. Agent agrees to indemnify and hold Owner harmless from and against any and all damages or injuries to person or property, claims, actions, obligations, and liabilities, and to reimburse Owner for such reasonable costs, expenses and fees incurred in defending or responding to any such claim, action, obligation, damage or liability by reason of Agent's negligence or willful misconduct or the conduct of Agent outside of the scope of its authority hereunder.

               d. It is expressly agreed that the foregoing provisions of this Section 9 shall survive the termination of this Agreement.

          10. Subordination. This Leasing Agency Agreement and any extensions, renewals, replacements or modifications thereof, and all of the rights of Agent to collect any fees, leasing commissions or other amounts hereunder are and shall be subject and subordinate to the rights and claims of Brandywine Operating Partnership, L.P.("BOP") or its affiliate, under that certain Agreement of Limited Partnership of Four Tower Bridge Associates (the "Partnership Agreement") to receive the BOP Preferred Cumulative Return, as

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defined therein.  No fees or leasing commissions shall be paid hereunder at any time when any portion of the BOP Preferred Cumulative Return is due and unpaid. In addition to and not in limitation of the foregoing, Agent acknowledges that this Agreement (and Agent's rights hereunder) is subject and subordinate to any first mortgage encumbering the Building from time to time, and Agent shall, in confirmation of this, execute and deliver such subordination agreement as such first mortgagee shall reasonably request.

          11. Confirmation of Payment. Agent hereby confirms that, except as set forth on Schedule "I" hereto, which Agent represents is true, complete and correct, Agent has been paid all leasing commissions owed to Agent as of the date hereof. Agent warrants and represents that any leases which are the subject of current negotiation and which could give rise to the payment of a leasing commission to Agent are as set forth in Schedule "II" attached hereto and made a part hereof.

          12. Termination of Prior Agreements. All other agreements between Owner and Agent for the Leasing Agency of Four Tower Bridge are hereby terminated and of no further force or affect.

          13. Whole Agreement; Existing Lease Transactions. This Agreement sets forth the entire understanding of the parties with respect to the leasing of space in the Building. This Agreement shall govern all compensation hereafter payable to Agent with respect to the Building, including compensation with respect to leases in negotiation. This Agreement supersedes in its entirety all prior Leasing Agency Agreements between Owner and Agent. There are no other representations or agreements, either oral or written other than as set forth herein. The parties agree that this Agreement may be modified only by an express written amendment and not orally or by any commission agreements contained in any future leases of space in the Building.

          14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and/or assigns.

          15. Consent of Owner. Where the consent, approval or other action of "Owner" is required or taken under this Agreement, that consent or approval shall require the consent of both the Administrative General Partner and the Managing General Partner under Owner's partnership agreement unless the Managing General Partner is permitted to take such action under such Agreement without the consent of the Administrative General Partner, in which latter event only the consent or approval of the Managing General Partner shall be required.

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          16.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws, including the conflicts of laws, of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the parties hereto have executed this Leasing Agency Agreement on the day and year first above mentioned.

                              OWNER:

                              FOUR TOWER BRIDGE ASSOCIATES

                              By: Four Oliver Tower Associates

                                  By: Four Oliver Tower
                                      Corporation, General
                                      Partner


                                      By: /s/ Donald W. Pulver
                                         -----------------------------------
                                         Donald W. Pulver
                                         President


                              AGENT:

                              OLIVER TYRONE PULVER CORPORATION


                              By:/s/ Donald W. Pulver
                                 ----------------------------------
                                 Donald W. Pulver
                                 President







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                                SCHEDULE I



                        Due and Unpaid Commissions



                              [To Be Attached]







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                                Schedule II

                         Leases under Negotiation


                              [To Be Attached]